Exhibit 99.1

Galectin Therapeutics Reports June 30, 2026 Financial Results and Provides Business Update

NORCROSS, Ga., August 14, 2026 (GLOBE NEWSWIRE) – Galectin Therapeutics, Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today reported financial results and provided a business update for the three months ended June 30, 2026.

“We had a very productive second quarter. Importantly, we reached an agreement with the FDA on the key elements of our planned Phase 3 trial of belapectin in MASH cirrhosis and portal hypertension and aligned on the regulatory path forward. We are working diligently and expect to submit the registrational Phase 3 protocol in the third quarter,” said Joel Lewis, Chief Executive Officer and President of Galectin Therapeutics.

Mr. Lewis continued, “the strength of our NAVIGATE trial dataset was further validated and continued to gain momentum within the scientific community. New analyses were presented at EASL and the results of the trial and our novel central endoscopy review process were published in Hepatology and Gastro Hep Advances, respectively.  Also in June 2026, we hosted an advisory committee meeting with several leading key opinion leaders at the inaugural SOLAR conference.

Finally, the recent issuance of common stock converting approximately $105.8 million in debt and accrued interest from our chairman, Mr. Uihlein, significantly enhanced our capital structure by strengthening the balance sheet.   We will share additional updates when they become available”.

Belapectin Program Highlights

Belapectin is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of Metabolic dysfunction-associated steatohepatitis (MASH) and fibrosis.

MASH Cirrhosis

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Reached agreement with the U.S. Food and Drug Administration (FDA) on the path forward for the potential full approval of belapectin. Alignment was reached with the agency on the key elements of the planned Phase 3 trial design, including the primary endpoint of composite liver outcome, blinded central review process for endoscopic assessment of esophageal varices, and the use of a single, 2 mg/kg LBM dose of belapectin.

•	Presented oral and poster presentations of new analyses from its global NAVIGATE Phase 2b/3 trial of belapectin at the European Association for the Study of the Liver (EASL) Congress 2026:

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The oral presentation, presented by Mazen Noureddin, MD, MHSc, Director of Houston Research Institute and Professor of Medicine at Houston Methodist Hospital, showed belapectin’s impact on fibrosis modulation in patients with high-risk MASH cirrhosis, as reflected by changes in the Pro-C3/CTX-III ratio — a marker of fibrogenesis balance. Favorable shifts in this ratio were associated with reduced varices development and improvements in broad markers of fibrosis including liver stiffness measurement and other markers of fibrosis including Pro-C3, supporting belapectin’s potential to modify disease progression by targeting underlying fibrotic pathology.

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The poster presentation, presented by Naim Alkhouri, MD, FAASLD, Chief Academic Officer at Summit Clinical Research and Director of the Steatotic Liver Program at North Shore Gastroenterology, included new analyses from the NAVIGATE trial demonstrating risk reduction in clinically significant portal hypertension. Notably, this abstract has been designated a TOP Poster by EASL, recognizing it among the best abstracts in the Portal Hypertension (cirrhosis and non-cirrhosis) session.

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Published in AASLD flagship journal Hepatology a manuscript titled “Efficacy and Safety of Belapectin for the Prevention of Esophageal Varices in Patients with MASH Cirrhosis: The Randomized, Placebo-Controlled NAVIGATE Trial”. The publication highlights the results from the NAVIGATE Phase 2b clinical trial evaluating belapectin in patients with MASH cirrhosis and portal hypertension.

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Published in Gastro Hep Advances a manuscript titled “Assessment of Esophageal and Gastric Varices in Patients With Cirrhosis for Clinical Trials: A Centralized Blinded Evaluation System”. The publication describes Galectin’s novel central endoscopy review process used in the NAVIGATE trial that will also be utilized in the planned registrational Phase 3 study.

Q2 2026 and Recent Corporate Highlights

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Richard E. Uihlein, the Company’s Chairman of the Board and largest stockholder, has converted all outstanding principal and accrued interest under five of the Company’s line of credit facilities into shares of the Company’s common stock, effective July 31, 2026. The transaction simplifies Galectin’s capital structure and strengthens its balance sheet. Terms of the transaction include:

•	Elimination of approximately $105.8 million in total debt, consisting of $91.0 million in principal and $14.8 million in accrued interest

•	Issuance of 34,376,167 shares of common stock to Mr. Uihlein upon conversion

•	Conversion covers all notes under five of six credit facilities; the December 2025 facility remains undrawn and available

Upcoming Catalysts

•	Registrational Phase 3 trial protocol submission for belapectin in advanced MASH cirrhosis with portal hypertension is anticipated in 3Q 2026.

Q2 2026 Financial Highlights

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As of June 30, 2026, the Company had $13.2 million of cash and cash equivalents.  Additionally, the Company has $10 million remaining available under a line of credit provided by its Chairman of the Board to fund operations.  The Company believes it has sufficient cash to fund currently planned operations and research and development activities through June 2027.

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Research and development expenses for the quarter ended June 30, 2026 were $2.1 million compared with $3.3 million for the same period in 2025. The decrease was primarily due to timing of incurrence of expenditures related to our NAVIGATE clinical trial.

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General and administrative expenses for the quarter ended June 30, 2026 were $1.8 million, compared to $1.4 million for the quarter ended June 30, 2025.  The increase was primarily due to an increase in non-cash, stock-based compensation expense.

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For the quarter ended June 30, 2026, the Company reported a net loss applicable to common stockholders of $9.2 million, or ($0.14) per share, compared to a net loss applicable to common stockholders of $7.6 million, or ($0.12) per share for the quarter ended June 30, 2025.   The increase in net loss applicable to common stockholders was primarily due to the charge for change in fair value of derivative liabilities of $3.2 million in the quarter ended June 30, 2026.

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These results are included in the Company's Quarterly Report on Form 10-Q as of and for the period ended June 30, 2026, which has been filed with the U.S. Securities and Exchange Commission and is available at www.sec.gov.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin is a carbohydrate-based drug that inhibits the galectin-3 protein, which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in metabolic dysfunction-associated steatohepatitis (MASH, formerly known as nonalcoholic steatohepatitis, or NASH) with cirrhosis and portal hypertension, the most advanced form of MASH-related fibrosis. Liver cirrhosis is one of the most pressing medical needs and a significant drug development opportunity. Additional development programs are in treatment of combination immunotherapy for advanced head and neck cancers and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect”, “look forward”, “believe”, “hope” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of MASH, formerly known as NASH, with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, full analysis of the NAVIGATE trial data may not produce positive data; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Investors Relations Contacts:
Kevin Gardner
kgardner@lifesciadvisors.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,

	2026	2025

Operating expenses:

Research and development	$2,135	$3,261
General and administrative	1,847	1,364
Total operating expenses	3,982	4,625
Total operating loss	(3,982)	(4,625)
Other income (expense):
Interest income	28	26
Interest expense	(2,004)	(1,826)
Change in fair value of derivatives	(3,155)	(1,096)
Total other income	(5,131)	(2,896)

Net loss	$(9,113)	$(7,521)
Preferred stock dividends	(62)	(63)

Net loss applicable to common stock	$(9,175)	$(7,584)

Basic and diluted net loss per share	$(0.14)	$(0.12)
Shares used in computing basic and diluted net loss per share	65,875	63,447

Condensed Consolidated Balance Sheet Data

	June 30, 2026	December 31, 2025
	(in thousands)
Cash and cash equivalents	$13,269	$17,720
Total assets	14,826	19,532
Total current liabilities	151,619	8,030
Total liabilities	151,678	145,727
Total redeemable, convertible preferred stock	1,723	1,723
Total stockholders’ deficit	$(138,575)	$(127,918)

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